Exhibit 1

Announcement  |  Lisbon  |  15 December 2014

Clarification to the Market disclosed by Oi

Portugal Telecom, SGPS S.A. hereby informs on the clarification to the market disclosed by Oi, S.A., according to the company’s announcement attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Public-Held Company

MATERIAL FACT

Oi S.A. (the “Company” or “Oi”, Bovespa: OIBR3, OIBR4; NYSE: OIBR, OIBR.C), in accordance with article 157, paragraph 4 of Law No. 6,404/76 (the “Brazilian Corporation Law”) and the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários — CVM) Instruction No. 358/02, informs its shareholders and the market in general that:

In line with the discussion on its conference call regarding its results for the third quarter of 2014, the Company remains focused on the operational turnaround process. Oi’s preliminary financial figures in the first two months of the fourth quarter of 2014 confirm the Company’s perception that the third quarter of 2014 would be the inflection point for the results of its business.

In this sense, the Company discloses the following indicators, in preliminary form and subject to audit, as follows:

Indicators	Monthly average of October-November results (unaudited)	Variation compared to the 3Q14 monthly average
Net Revenues of Brazilian operations	R$ 2,330 million	+3.7%
Routine EBITDA of Brazilian operations	R$ 544 million	+3.8%

The Company continues to execute its strategy of improving its balance sheet. The announcement of the execution of the share purchase agreement for the sale of PT Portugal SGPS S.A. (“PT Portugal”) — the effectiveness of which is conditioned on the pending approval of the shareholders of Portugal Telecom, SGPS, S.A. (“PT SGPS”) at a meeting scheduled for January 12, 2015 — together with the sale of another set of mobile towers concluded in December, will significantly reduce Oi’s net leverage, strengthening its financial flexibility.

The expected completion of sale of PT Portugal will allow Oi to participate in the industry consolidation process in Brazil, carefully assessing all the available alternatives in order to identify the most efficient structure in terms of value creation for its shareholders and for all of its stakeholders.

Oi is one of the three integrated companies in Brazil and is very well positioned to face the industry challenges and to capture the market opportunities, leveraging its ability to provide convergent services by offering complete service packages to its customers. Oi’s extensive infrastructure, underpinned by a fiber network of over 300,000 km and with a high transmission capacity, is a unique strategic asset to support the growth of voice, video and data services, both fixed and mobile, in Brazil.

Finally, the Company reiterates its commitment to investors and the market to promote the migration of its shareholder base to BM&FBovespa’s Novo Mercado, through the merger of shares with Telemar Participações S.A., the evolution of its corporate governance and the diffusion of the Company’s shares, as already disclosed to the market through the Material Fact of September 8, 2014, as well as in the Notices to the Market of October 13 and 20, 2014 and November 10, 2014.

Rio de Janeiro, December 15, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Execute and Financial Officer and Investor Relations Officer

Special Note Regarding Forward-Looking Statements:

This communication may contain forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements. The words “will,” “will be,” “should,” “could,” “may,” “should be,” “could be,” “may be,” “estimates,” “has as an objective,” “targets,” “target “goal,” “anticipates,” “believes,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “foretells,” “projects,” “points to” and similar expressions are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. These statements reflect current expectations. In light of the many risks and uncertainties surrounding the offer, you should understand that we cannot assure you that the forward-looking statements contained in this communication will be realized. Undue reliance should not be placed on such statements.